Exhibit 5(vi) under Form N-1A
                                 Exhibit 10 under Item 601/Reg. S-K


                       FIXED INCOME SECURITIES, INC.

                          SUB-ADVISORY AGREEMENT


    THIS AGREEMENT is made between Federated Advisers, a Delaware business trust (hereinafter referred to as "Adviser") and Federated Global Research Corp., a Delaware corporation having its principal place of business in New York, New York (hereinfter referred to as the "Sub-Adviser").

                                WITNESSETH:

     That the parties hereto, intending to be legally bound hereby agree as follows:

     1. Sub-Adviser hereby agrees to furnish to Adviser in its capacity as investment adviser to Strategic Income Fund (the "Fund"), a portfolio of Fixed Income Securities, Inc. ("Corporation"), such investment advice, statistical and other factual information, as may from time to time be reasonably requested by Adviser for the Fund which may be offered in one or more classes of shares ("Classes").

     2. For its services under this Agreement, Sub-Adviser shall receive from Adviser an annual fee ("the Sub-Advisory Fee"), as set forth in the exhibits hereto. In the event that the fee due from the Corporation to the Adviser on behalf of the Fund is reduced in order to meet expense limitations imposed on the Fund by state securities laws or regulations, the Sub-Advisory Fee shall be reduced by one-half of said reduction in the fee due from the Corporation to the Adviser on behalf of the Fund.

     Notwithstanding any other provision of this Agreement, the Sub-Adviser may from time to time and for such periods as it deems appropriate, reduce its compensation (and, if appropriate, assume expenses of the Fund or Class of the Fund) to the extent that the Fund's expenses exceed such lower expense limitation as the Sub-Adviser may, by notice to the Corporation on behalf of the Fund, voluntarily declare to be effective.

     3. This Agreement shall begin for the Fund on the date that the parties execute an exhibit to this Agreement relating to such Fund and shall continue in effect for the Fund for two years from the date of its execution and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Directors of the Corporation, including a majority of the Directors who are not parties to this Agreement or interested persons of any such party (other than as Directors of the Corporation) cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified the Corporation in writing at least sixty (60) days prior to the anniversary date of this Agreement in any year thereafter that it does not desire such continuation with respect to the Fund.

     4. Notwithstanding any provision in this Agreement, it may be terminated at any time without the payment of any penalty: (a) by the Directors of the Corporation or by a vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Act) of the Fund
                                                                     2



on sixty (60) days' written notice to Sub-Adviser; or (b) by Sub-Adviser or Adviser upon 120 days' written notice to the other party to the Agreement.

     5.   This Agreement shall automatically terminate:
          (a) in the event of its assignment (as defined in the Investment Company Act of 1940); or
          (b) in the event of termination of the Investment Advisory Contract for any reason whatsoever.

     6. So long as both Adviser and Sub-Adviser shall be legally qualified to act as an investment adviser to the Fund, neither Adviser nor Sub-Adviser shall act as an investment adviser (as such term is defined in the Investment Company Act of 1940) to the Fund except as provided herein and in the Investment Advisory Contract or in such other manner as may be expressly agreed between Adviser and Sub-Adviser.

     Provided, however, that if the Adviser or Sub-Adviser shall resign prior to the end of any term of this Agreement or for any reason be unable or unwilling to serve for a successive term which has been approved by the Directors of the Corporation pursuant to the provisions of Paragraph 3 of this Agreement or Paragraph 7 of the Investment Advisory Contract, the remaining party, Sub-Adviser or Adviser as the case may be, shall not be prohibited from serving as an investment adviser to such Fund by reason of the provisions of this Paragraph 7.

     7. This Agreement may be amended from time to time by agreement of the parties hereto provided that such amendment shall be approved both by the vote of a majority of Directors of the Corporation, including a
                                                                     3



majority of Directors who are not parties to this Agreement or interested persons, as defined in Section 2(a)(19) of the Investment Company Act of 1940, of any such party at a meeting called for that purpose, and, where required by Section 15(a)(2) of the Act, by the holders of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act of 1940) of the Fund.






















                                                                     4
                                 Exhibit A

                       Fixed Income Securities, Inc.
                           Strategic Income Fund

                           Sub-Advisory Contract


     For all services rendered by Sub-Adviser hereunder, Sub-Adviser shall receive from the Adviser an allocable portion of the Fund's investment advisory fee. Such allocation shall be based on the amount of foreign securities which the Sub-Adviser is managing for the Fund. The Sub-Advisory Fee shall be accrued daily, and paid daily as set forth in the Primary Advisory Contract dated December 24, 1991.

     This Exhibit duly incorporates by reference the Sub-Advisory
Agreement.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers, and their corporate seals to be affixed hereto this 20th day of November, 1995.



ATTEST:                              FEDERATED GLOBAL RESEARCH CORP.
                                FEDERATED GLOBAL RESEARCH




/s/ Stephen A. Keen             By:  /s/ Henry A. Frantzen
                   --------                               -------
Secretary                            Executive Vice President



                                     FEDERATED ADVISERS




/s/ Stephen A. Keen             By:  /s/ Randall S. Bauer
Secretary                            Vice President